CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
Strong Short-Term Municipal Bond Fund, Inc.

We consent to the incorporation by reference in Post-Effective Amendment No. 11 to the Registration Statement of Strong Short-Term Municipal Bond Fund, Inc. on Form N-1A of our report dated October 7, 1998, on our audit of the financial statements and financial highlights of Strong Short-Term Municipal Bond Fund Inc., which report is included in the Annual Report to Shareholders for the year ended August 31, 1998, which is incorporated by reference in the Registration Statement. We also consent to the references to our Firm under the captions "Independent Accountants" in the Statement of Additional Information and "Financial Highlights" in the Prospectus.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP


Milwaukee, Wisconsin
December 28, 1998




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